UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 11, 2013

CROSSROADS SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15331	74-2846643
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

11000 North Mo-Pac Expressway

Austin, Texas 78759
(Address of principal executive offices)

(512) 349-0300
Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On October 11, 2013, Lone Star Value Investors, LP entered into a stock purchase plan (the “Purchase Plan”) pursuant to Rule 10b5-1 of the Securities Exchange Act of 1934, as amended. Pursuant to the Purchase Plan, shares of common stock of Crossroads Systems, Inc. (the “Company”) would be periodically purchased on behalf of Lone Star Value Investors, LP as described below. Jeffrey E. Eberwein, Chairman of the Board of the Company, is the founder of Lone Star Value Investors, LP, and may be deemed to beneficially own shares of the Company’s common stock purchased or held by Lone Star Value Investors, LP.

The Purchase Plan becomes effective on October 21, 2013 and will terminate on December 31, 2014, unless earlier terminated in accordance with its terms. Under the Purchase Plan, a broker dealer will make periodic purchases of the Company’s common stock at prevailing market prices, subject to price thresholds specified in the plan, daily maximum share purchase amounts and a maximum aggregate amount of share purchases over the life of the Purchase Plan. Transactions under the Purchase Plan will be reported to the Securities and Exchange Commission where required by applicable securities laws, rules and regulations.

The Purchase Plan is intended to comply with the Company’s insider trading policy and the guidelines specified in Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, which permit an officer, director or employee who is not then in possession of material non-public information to enter into a pre-arranged plan for buying or selling Company stock under specified conditions and at specified times.

The Company does not undertake to report Rule 10b5-1 plans that may be adopted by any directors, officers or other employees in the future, or to report any modifications or termination of any publicly announced trading plan, except to the extent required by law.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CROSSROADS SYSTEMS, INC.

Date: October 15, 2013	By:	/s/ Jennifer Crane
Name: Jennifer Crane
Title: Chief Financial Officer